                                                                   EXHIBIT 10.16


                            LEHMAN BROTHERS HOLDINGS INC.
                               3 WORLD FINANCIAL CENTER
                                   200 VESEY STREET
                                  NEW YORK, NY 10285



                                                      AUGUST __, 1997


MR. DAVID NETTINA, CHIEF FINANCIAL OFFICER,
EXECUTIVE VICE PRESIDENT AND
   CHIEF OPERATING OFFICER
SL GREEN REALTY CORP.
SL GREEN OPERATING PARTNERSHIP, L.P.
70 WEST 36TH STREET
NEW YORK, NY 10018

DEAR DAVID:

    LEHMAN BROTHERS HOLDINGS INC. ("LEHMAN") IS PLEASED TO ISSUE THIS
COMMITMENT (THE "COMMITMENT") TO SL GREEN REALTY CORP. AND SL GREEN OPERATING PARTNERSHIP, L.P. (COLLECTIVELY, THE "COMPANY") FOR (I) AN INTERIM LINE OF CREDIT FACILITY (THE "INTERIM FACILITY) IN THE MAXIMUM PRINCIPAL AMOUNT OF $49,150,000.00, SUBJECT TO COMPLIANCE WITH THE TERMS AND CONDITIONS CONTAINED HEREIN AND IN THE TERM SHEET ATTACHED AS EXHIBIT III, AND (II) A LINE OF CREDIT FACILITY (THE "FACILITY) IN THE MAXIMUM PRINCIPAL AMOUNT OF $75,000,000 (THE "FACILITY AMOUNT"), SUBJECT TO COMPLIANCE WITH THE TERMS AND CONDITIONS CONTAINED HEREIN AND, IN THE TERM SHEET ATTACHED AS EXHIBIT I AND THE COMPANY'S SATISFACTORY COMPLIANCE WITH THE CLOSING CONDITIONS ATTACHED AS EXHIBIT II. THE DETERMINATION OF THE INITIAL FACILITY AMOUNT FOR BOTH THE INTERIM FACILITY AND THE FACILITY IS CONDITIONED ON THE SATISFACTORY COMPLETION OF LEHMAN'S LEGAL AND COLLATERAL DUE DILIGENCE REVIEW, IT BEING UNDERSTOOD THAT LEHMAN SHALL HAVE ABSOLUTE DISCRETION TO ACCEPT OR REJECT ANY OF THE PROPOSED COLLATERAL (THE "PROPERTIES") IN WHOLE OR IN PART BASED ON ITS ANALYSIS THEREOF. THE PROCEEDS OF THE INTERIM FACILITY SHALL BE USED ONLY IN ACCORDANCE WITH THE TERMS OF
EXHIBIT III AND THE PROCEEDS OF THE FACILITY WILL BE USED TO ACQUIRE ADDITIONAL NEW YORK CITY OFFICE PROPERTIES (CLASS B OR BETTER), FINANCE IMPROVEMENT COSTS ON EXISTING ASSETS OF THE COMPANY, AND PROVIDE WORKING CAPITAL.

    LEHMAN'S OBLIGATIONS HEREUNDER ARE FURTHER SUBJECT TO EACH OF THE FOLLOWING
CONDITIONS:

    1. NO MATERIAL ADVERSE CHANGE HAVING OCCURRED OR ANY DEVELOPMENT INVOLVING A PROSPECTIVE MATERIAL ADVERSE CHANGE IN THE BUSINESS, OPERATIONS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE PROPERTIES OR THE COMPANY FROM THOSE KNOWN BY LEHMAN TO EXIST ON THE DATE OF THIS COMMITMENT, WHETHER OR NOT ARISING IN THE ORDINARY COURSE OF BUSINESS.

    2. NO CONDITION OCCURRING OR SHALL HAVE OCCURRED THAT COULD BE AN "EVENT OF DEFAULT" UNDER THE LOAN DOCUMENTS, IF THEY WERE IN EFFECT.

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    3.   NO MATERIAL ADVERSE CHANGE HAVING OCCURRED IN GENERAL ECONOMIC,
POLITICAL OR FINANCIAL CONDITIONS FROM THOSE THAT EXIST ON THE DATE OF THIS COMMITMENT WHICH, IN THE REASONABLE JUDGMENT OF LEHMAN, MAKE IT INADVISABLE OR IMPRACTICAL TO PROCEED WITH THE FACILITY.

    4. THE COMPANY'S AGREEMENT TO RETAIN LEHMAN AS LEAD MANAGING UNDERWRITER OR PLACEMENT AGENT FOR ITS INITIAL EQUITY OFFERING, THE MINIMUM PROCEEDS OF WHICH ARE $100 MILLION.

    5. THE PAYMENT OF ALL FEES AND OTHER COSTS AND EXPENSES DUE TO LEHMAN PURSUANT TO THE TERMS THIS COMMITMENT.

    6. THE TERM OF THIS COMMITMENT SHALL EXPIRE (I) TEN (10) DAYS FROM THE DATE HEREOF WITH RESPECT TO THE INTERIM FACILITY AND (II) TWO (2) MONTHS FROM THE DATE HEREOF WITH RESPECT TO THE FACILITY BY WHICH TIME THE INTERIM FACILITY AND THE FACILITY, RESPECTIVELY, MUST HAVE CLOSED OR THIS COMMITMENT SHALL BE OF NO FURTHER FORCE OR EFFECT, PROVIDED HOWEVER THAT THE PROVISIONS OF PARAGRAPHS 8
- 19 HEREOF SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS COMMITMENT.

    7.   THE COMPANY:

         (A)  WILL NOT CONTACT, INITIATE DISCUSSIONS OR PURSUE NEGOTIATIONS
WITH ANY PROSPECTIVE PARTIES FOR A FINANCING OF ANY OF THE PROPERTIES DURING THE TERM OF THIS COMMITMENT AND WILL REFER ALL INQUIRIES WITH RESPECT TO ANY SUCH FINANCING TO LEHMAN,

         (B) SHALL MAKE AVAILABLE TO LEHMAN ALL INFORMATION CONCERNING THE BUSINESS, ASSETS, OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY AND THE PROPERTIES WHICH LEHMAN REASONABLY REQUESTS IN CONNECTION WITH THE INTERIM FACILITY AND THE FACILITY AND ALL SUCH INFORMATION PROVIDED BY THE COMPANY TO LEHMAN, SHALL BE COMPLETE AND ACCURATE AND NOT MATERIALLY MISLEADING AND LEHMAN MAY RELY UPON THE COMPLETENESS AND ACCURACY OF ALL SUCH INFORMATION WITHOUT INDEPENDENT VERIFICATION;

         (C)  REPRESENTS AND WARRANTS TO LEHMAN THAT, AS OF THE DATE HEREOF,
(I) THE COMPANY HOLDS TITLE TO THE PROPERTIES OR HAS ENTERED INTO A BINDING CONTRACT TO PURCHASE THE PROPERTIES, (II) THE EXISTING MORTGAGES AFFECTING THE PROPERTIES CAN BE PREPAID WITH THE PROCEEDS FROM THE FACILITY OR THE INITIAL EQUITY OFFERING OR PURCHASED WITH THE PROCEEDS OF THE INTERIM FACILITY AND (III) THERE ARE NO OPTIONS OR RIGHTS TO PURCHASE THE PROPERTIES.

    8.   AS COMPENSATION FOR THIS COMMITMENT, THE COMPANY SHALL PAY LEHMAN AS
FOLLOWS:

         (A) A FEE (THE "COMMITMENT FEE") OF 0.50% OF THE FACILITY AMOUNT, ONE-HALF OF WHICH SHALL BE DUE UPON CLOSING OF THE INTERIM FACILITY OR, IF THE INTERIM FACILITY DOES NOT CLOSE, ON THE CLOSING OF THE FACILITY, AND THE REMAINING ONE-HALF OF WHICH SHALL BE DUE AND PAYABLE ON THE FIRST ANNIVERSARY OF THE CLOSING OF THE FACILITY; ANY COMMITMENT FEE PAID IN CONNECTION WITH THE CLOSING OF THE INTERIM FACILITY SHALL BE CREDITED TOWARDS THE PAYMENT OF THE COMMITMENT FEE DUE IN CONNECTION WITH THE FACILITY.

              (I) IF THIS COMMITMENT IS TERMINATED PURSUANT TO PARAGRAPH 6 ABOVE, OR UPON THE CANCELLATION OF THIS COMMITMENT, THE COMPANY WILL IMMEDIATELY REIMBURSE LEHMAN FOR ANY OUT-OF-

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POCKET EXPENSES INCURRED THROUGH SUCH DATE (AS OUTLINED IN PARAGRAPH 9 HEREOF).

    9. IN ADDITION TO ANY FEES THAT MAY BE PAYABLE HEREUNDER, AND WHETHER OR NOT THE INTERIM FACILITY OR THE FACILITY IS CLOSED, THE COMPANY SHALL REIMBURSE LEHMAN FOR ITS REASONABLE OUT-OF-POCKET EXPENSES INCURRED WITH RESPECT TO ITS COMMITMENT HEREUNDER FOR FEES AND DISBURSEMENTS OF LEGAL COUNSEL. THE COMPANY SHALL ALSO REIMBURSE LEHMAN FOR ITS REASONABLE OUT-OF-POCKET EXPENSES INCURRED WITH RESPECT TO ITS COMMITMENT HEREUNDER FOR (A) SURVEYORS, ENGINEERS, CONSULTANTS, APPRAISERS, ACCOUNTANTS, AND OTHER PROFESSIONALS CONTRACTED BY LEHMAN. THE COMPANY SHALL PAY LEHMAN'S EXPENSES AS SET FORTH THEREIN PROMPTLY UPON OF PRESENTATION OF LEHMAN'S STATEMENT DETAILING THE AMOUNT AND THE PURPOSE FOR EACH EXPENSE, AND IN ANY EVENT, PRIOR TO CLOSING OF THE INTERIM FACILITY OR THE FACILITY. LEHMAN RECOGNIZES THAT THE COMPANY MAY PREFER TO BE RESPONSIBLE FOR THE SELECTION AND ENGAGEMENT OF THIRD PARTIES, INCLUDING THE PROFESSIONALS IDENTIFIED ABOVE (SUCH THIRD PARTIES BEING ACCEPTABLE TO LEHMAN), AND, IF THE COMPANY DOES SO, THE COMPANY SHALL BE RESPONSIBLE FOR PAYING SUCH PERSONS.

    10.  THE COMPANY SHALL:

         (A) INDEMNIFY LEHMAN AND HOLD IT HARMLESS AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES OR LIABILITIES TO WHICH LEHMAN MAY BECOME SUBJECT ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THE RENDERING OF THE COMMITMENT OR ANY OTHER SERVICES BY LEHMAN HEREUNDER, EXCEPT TO THE EXTENT IT IS DETERMINED THAT SUCH LOSSES, CLAIMS, DAMAGES OR LIABILITIES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY LEHMAN OF ITS OBLIGATIONS HEREUNDER; AND

         (B) REIMBURSE LEHMAN PROMPTLY UPON REQUEST FOR ANY LEGAL OR OTHER EXPENSES REASONABLY INCURRED BY IT IN CONNECTION WITH INVESTIGATING, PREPARING TO DEFEND OR DEFENDING, OR PROVIDING EVIDENCE IN OR PREPARING TO SERVE OR SERVING AS A WITNESS WITH RESPECT TO, ANY LAWSUITS, INVESTIGATIONS, CLAIMS OR OTHER PROCEEDINGS WITH RESPECT TO WHICH THE COMPANY IS INDEMNIFYING LEHMAN HEREUNDER. ANY REQUEST FOR REIMBURSEMENT SHALL CONTAIN REASONABLE DETAIL FOR THE COMPANY TO VERIFY THE PROPRIETY OF SUCH REQUEST.

THE COMPANY AGREES THAT THE INDEMNIFICATION AND REIMBURSEMENT COMMITMENTS SET FORTH IN THIS PARAGRAPH 10 SHALL APPLY WHETHER OR NOT LEHMAN IS A FORMAL PARTY TO ANY SUCH LAWSUITS, CLAIMS OR OTHER PROCEEDINGS AND THAT SUCH COMMITMENTS SHALL EXTEND UPON THE TERMS SET FORTH IN THIS PARAGRAPH TO ANY CONTROLLING PERSON, AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF LEHMAN (EACH, WITH LEHMAN, AN "INDEMNIFIED PERSON"). THE COMPANY FURTHER AGREES THAT, WITHOUT LEHMAN'S PRIOR WRITTEN CONSENT, IT WILL NOT ENTER INTO ANY SETTLEMENT OF A LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THE COMMITMENT. IF INDEMNIFICATION IS TO BE SOUGHT HEREUNDER BY AN INDEMNIFIED PERSON, THEN SUCH INDEMNIFIED PERSON SHALL NOTIFY THE COMPANY OF THE COMMENCEMENT OF ANY ACTION OR PROCEEDING WITH RESPECT THERETO; PROVIDED, HOWEVER, THAT THE FAILURE SO TO NOTIFY THE COMPANY SHALL NOT RELIEVE THE COMPANY FROM ANY LIABILITY THAT IT MAY HAVE TO SUCH INDEMNIFIED PERSON PURSUANT TO THIS PARAGRAPH 10, EXCEPT TO THE EXTENT THAT THE COMPANY HAS BEEN PREJUDICED IN ANY MATERIAL RESPECT BY SUCH FAILURE, OR FROM ANY LIABILITY IT MAY HAVE TO SUCH INDEMNIFIED PERSON OTHER THAN PURSUANT TO THIS PARAGRAPH 10.

    11. EXCEPT AS CONTEMPLATED BY THE TERMS HEREOF OR AS REQUIRED BY APPLICABLE LAW OR PURSUANT TO AN ORDER ENTERED OR SUBPOENA ISSUED BY A COURT OF COMPETENT JURISDICTION, LEHMAN SHALL KEEP CONFIDENTIAL ALL MATERIAL NON-PUBLIC INFORMATION PROVIDED TO IT BY THE COMPANY, AND SHALL NOT DISCLOSE

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SUCH INFORMATION TO ANY THIRD PARTY, OTHER THAN SUCH OF ITS EMPLOYEES AND
ADVISORS AS LEHMAN AND THE COMPANY DETERMINE TO HAVE A NEED TO KNOW IN CONNECTION WITH THE INTERIM FACILITY OR THE FACILITY.

    12. EXCEPT AS REQUIRED BY APPLICABLE LAW, AND AS CONTEMPLATED BY THE TERMS HEREOF, WHICH INCLUDES DISCLOSURE TO INVESTMENT ADVISORS, PRINCIPALS OF THE COMPANY AND THE GENERAL PARTNERS OF THE COMPANY, THEIR RESPECTIVE ATTORNEYS AND ACCOUNTANTS, AND EXCEPT AS MAY BE REQUIRED BY PUBLIC STANDARDS OF DISCLOSURE APPLICABLE TO THE COMPANY, ANY TERMS OF THIS COMMITMENT SHALL NOT BE DISCLOSED PUBLICLY OR MADE AVAILABLE TO THIRD PARTIES WITHOUT THE PRIOR APPROVAL OF LEHMAN, ACCORDINGLY SUCH TERMS OF THIS COMMITMENT SHALL NOT BE RELIED UPON BY ANY PERSON OR ENTITY OTHER THAN THE COMPANY.

    13. THE COMPANY AGREES THAT LEHMAN HAS THE RIGHT, FOLLOWING THE CLOSE OF THE FACILITY, TO PLACE ADVERTISEMENTS IN FINANCIAL AND OTHER NEWSPAPERS AND JOURNALS AT ITS OWN EXPENSE DESCRIBING ITS SERVICES TO THE COMPANY HEREUNDER, PROVIDED THAT LEHMAN WILL SUBMIT A COPY OF ANY SUCH ADVERTISEMENTS TO THE COMPANY FOR ITS APPROVAL, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD. LEHMAN AGREES THAT THE COMPANY HAS THE RIGHT, FOLLOWING CLOSING OF THE FACILITY, TO PLACE ADVERTISEMENTS IN FINANCIAL AND OTHER NEWSPAPERS AND JOURNALS, AT ITS OWN EXPENSE DESCRIBING THE FACILITY, PROVIDED THAT THE COMPANY WILL SUBMIT A COPY OF ANY SUCH ADVERTISEMENTS TO LEHMAN FOR ITS APPROVAL, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD.

    14. NOTHING IN THIS COMMITMENT, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER OR DOES CONFER ON ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND TO THE EXTENT EXPRESSLY SET FORTH HEREIN, THE INDEMNIFIED PERSONS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS COMMITMENT OR AS A RESULT OF THE SERVICES TO BE RENDERED BY LEHMAN HEREUNDER.

    15. THE INVALIDITY OR ENFORCEABILITY OF ANY PROVISION OF THIS COMMITMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISIONS OF THIS COMMITMENT, AND IF ANY PROVISIONS ARE DETERMINED TO BE INVALID OR UNENFORCEABLE, THE COMMITMENT SHALL BE CONSTRUED WITHOUT SUCH
 PROVISIONS.

    16.  THIS COMMITMENT MAY NOT BE AMENDED OR MODIFIED EXCEPT IN WRITING
SIGNED BY EACH OF THE PARTIES AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT OR THE SERVICES TO BE RENDERED BY LEHMAN HEREUNDER IS EXPRESSLY AND IRREVOCABLY WAIVED.

    17. LEHMAN SHALL NOT ASSIGN ITS INTEREST UNDER THIS COMMITMENT OR DELEGATE ITS DUTIES UNDER THIS COMMITMENT WITHOUT PRIOR WRITTEN CONSENT OF THE COMPANY, WHICH CONSENT MAY BE WITHHELD IN THE EXERCISE OF THE COMPANY'S SOLE AND ABSOLUTE DISCRETION. NOTWITHSTANDING THE FOREGOING, LEHMAN MAY DESIGNATE A WHOLLY-OWNED AFFILIATE TO PERFORM ANY OR ALL OF THE SERVICES HEREUNDER AND TO RECEIVE ANY COMPENSATION DUE FOR THE SAME, WITHOUT PRIOR CONSENT OF THE COMPANY, BUT UPON DELIVERY OF PRIOR WRITTEN NOTICE OF SUCH DESIGNATION TO THE COMPANY. SUCH DESIGNATION SHALL NOT RELIEVE LEHMAN OF ITS DUTIES AND OBLIGATIONS TO THE COMPANY UNDER THIS COMMITMENT.

         THE COMPANY SHALL NOT ASSIGN ITS INTEREST UNDER THIS COMMITMENT OR DELEGATE ITS DUTIES UNDER THIS COMMITMENT WITHOUT THE PRIOR WRITTEN OF LEHMAN, WHICH CONSENT MAY BE WITHHELD IN THE EXERCISE OF LEHMAN'S SOLE AND ABSOLUTE DISCRETION.

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    18.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY'S
OBLIGATIONS HEREUNDER SHALL BE SATISFIED, IF AT ALL, OUT OF THE ASSETS, PROPERTIES OR FUNDS OF THE COMPANY, AND IN NO EVENT SHALL THE DIRECT OR INDIRECT PARTNERS OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES, SHAREHOLDERS, OR AGENTS HAVE ANY PERSONAL LIABILITY WHATSOEVER RESPECTING THIS COMMITMENT OR THE OBLIGATIONS TO BE PERFORMED HEREUNDER OTHER THAN FOR FRAUD OR INTENTIONAL MISREPRESENTATION, OR THE EVENT ANY SUCH PARTY IS A "POTENTIALLY RESPONSIBLE PARTY" UNDER CERCLA OR OTHERWISE LIABLE UNDER OTHER ENVIRONMENTAL LAWS.

    19. IT IS UNDERSTOOD AND AGREED THAT LEHMAN SHALL BE UNDER NO OBLIGATION FOR PAYMENT OF ANY BROKERAGE COMMISSION OR FEE OF ANY KIND WITH RESPECT TO THIS COMMITMENT AND THAT BY THE COMPANY'S ACCEPTANCE OF THE COMMITMENT, THE COMPANY AGREES TO PAY THE FEE AND COMMISSION OF ANY BROKER AND TO INDEMNIFY, SAVE HARMLESS AND DEFEND LEHMAN FROM AND AGAINST ANY AND ALL CLAIMS FOR BROKERS' OR FINDERS' FEE AND COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND CONSUMMATION OF THE FACILITY AND THIS COMMITMENT, SUCH INDEMNITY TO INCLUDE LEHMAN'S COUNSEL FEES.

    20. THIS COMMITMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE COMPANY AND LEHMAN AND SETS FORTH ALL TERMS AND CONDITIONS UNDER WHICH THE INITIAL FACILITY AND THE FACILITY BY LEHMAN WILL BE MADE.

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ACCEPTANCE

         IF THIS COMMITMENT IS ACCEPTABLE, PLEASE SIGN AT THE PLACE BELOW ON
THE ENCLOSED DUPLICATE HEREOF AND RETURN THE SAME TO LEHMAN AT ITS ADDRESS SET FORTH ABOVE. UPON LEHMAN'S RECEIPT OF A FULLY EXECUTED COUNTERPART OF THIS COMMITMENT, THIS COMMITMENT WILL BE A BINDING AGREEMENT BETWEEN LEHMAN AND THE COMPANY. IF SUCH ACCEPTANCE IS NOT RECEIVED BY LEHMAN WITHIN TEN (10) DAYS FROM THE DATE HEREOF, THIS COMMITMENT SHALL BE OF NO FURTHER FORCE OR EFFECT.


                                       LEHMAN BROTHERS HOLDINGS INC.




                                       BY:



AGREED TO ON THIS _____ DAY OF AUGUST, 1997:

SL GREEN OPERATING PARTNERSHIP, L.P.
BY: SL GREEN REALTY CORP.




BY: _____________________________
    NAME:  ______________________
    TITLE: ______________________



SL GREEN REALTY CORP.




BY: _______________________________
    NAME:  ________________________
    TITLE: ________________________

                                          6

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                                      EXHIBIT I

                                 SL GREEN REAL ESTATE
                     SENIOR SECURED REVOLVING LINE OF CREDIT -
                           PRELIMINARY TERMS AND CONDITIONS


THIS SUMMARY OF TERMS IS PREPARED BY LEHMAN BROTHERS HOLDINGS INC. AND ITS AFFILIATES ("LEHMAN"). THE TERMS AND CONDITIONS ARE PRELIMINARY AND ARE SUBJECT TO CHANGE. THEY ARE INTENDED FOR DISCUSSION PURPOSES ONLY AND DO NOT REPRESENT A COMMITMENT OR AGREEMENT BY LEHMAN OR ANY OTHER PERSON. FURTHER, THIS IS NOT INTENDED TO DEFINE OR DESCRIBE ALL OF THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION DESCRIBED HEREIN. THE PARTIES RECOGNIZE THAT NEITHER PARTY SHALL HAVE ANY LIABILITY OR OBLIGATION TO THE OTHER AS A RESULT OF THIS SUMMARY OF TERMS, IT BEING UNDERSTOOD THAT ONLY SUCH PROVISIONS AS SHALL BE SET FORTH IN THE FINAL DOCUMENTS SHALL HAVE ANY LEGAL EFFECT. EACH PARTY ACKNOWLEDGES THAT CERTAIN INFORMATION PROVIDED IN CONNECTION WITH THE TRANSACTION (INCLUDING THIS INDICATIVE SUMMARY OF TERMS, OTHER INFORMATION ABOUT THE PROGRAM OR LEHMAN BROTHER'S BUSINESS IN GENERAL AND FINANCIAL AND OTHER INFORMATION PROVIDED) IS CONFIDENTIAL. EACH PARTY AGREES THAT IT WILL NOT DISCLOSE SUCH INFORMATION TO ANY OTHER PARTY EXCEPT AS REQUIRED FOR THE COMPLETION OR FUNDING OF THE TRANSACTION OR AS REQUIRED BY LAW, REGULATORY REQUIREMENTS OR COURT ORDER OR DISCOVERY PROCEDURES.

ARRANGER:                    Lehman Brothers Holdings Inc. or an affiliate
                             thereof ("Lehman").

BORROWER:                    An operating partnership established by the REIT
                             (defined below) which is the fee simple owner of all of the Collateral.

REIT:                        SL Green Realty Corp.

LENDERS: Lehman and a syndication of Lenders mutually acceptable to Borrower and Lehman.

ADMINISTRATIVE AGENT:        TBD.  The Administrative Agent shall be mutually
                             acceptable to the Borrower and the Lenders.

FACILITY AMOUNT:             A senior secured revolving credit facility (the
                             "Facility") not to exceed $75 million, subject to the Borrowing Base Covenants (defined below).

                             Except for advances in connection with the re-financing of the Interim Facility, no advances shall be made under the Facility until the Term Loan to be made by Lehman to Borrower in connection with the Borrower's acquisition of 1140 Avenue of the Americas or 50 West 23rd Street has been fully advanced.

USE OF PROCEEDS:             The proceeds available under the Facility
                             determined by the Borrowing Base shall be used by the Borrower for any REIT related use, subject to compliance with all covenants set forth in the Facility documentation, including but not limited to

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                             equity and/or debt components of new acquisitions
                             of fully operational Class B (or better) New York City office building properties (the
                             "Properties"), expenses of acquiring such
                             Properties, Property renovations, debt
                             refinancing, working capital and acquisitions of OP interests.

COLLATERAL:                  As security for the Facility, the Borrower shall
                             grant to the Lender (i) first mortgage liens on and assignments of rents with respect to the Properties included in the Borrowing Base and (ii) perfected security interests in the associated
                             FF&E, management agreements, and other contracts and interests relating to such Properties. All collateral will be cross-collateralized and cross-defaulted. The Borrower shall cause each property manager to enter into a collateral assignment and subordination agreement permitting the Lenders to terminate such property manager, following an Event of Default under the Facility, without payment of any termination fee.

BORROWING BASE COVENANTS:    During the term of the Facility, in  the
                             aggregate, (i) the outstanding principal amount under the Facility shall not exceed 65% of the current appraised value at closing as determined by the Lenders of the then existing pool of Properties pledged as Collateral; and

                             (ii) the debt service coverage ratio ("DSCR") shall not be less than 1.40x based on the actual in place revenues and actual trailing twelve month operating expenses (appropriately adjusted for inflation) of the Properties pledged as Collateral LESS minimum management fees, capital expenditure reserves, tenant improvement costs and leasing commissions divided by Facility debt service assuming a Facility constant equal to the then current 10-year US treasury rate + 275 basis points.

                             The minimum Borrowing Base shall be no less than $25 million at all times, with no fewer than three Properties as Collateral.

RECOURSE:                    Full recourse to Borrower and the REIT; however,
                             no personal liability or personal deficiency judgment shall be asserted or enforced against the REIT except as a result and to the extent of (i) fraud or intentional misrepresentation by
                             Borrower, the REIT or any of their consolidated subsidiaries, (ii) the misapplication or the misappropriation of rent or other income, insurance proceeds or condemnation awards, or
                             (iii) the occurrence of an Event of Default under ERISA; provided however nothing contained above shall limit, affect or impair any of Lenders' rights or remedies against the REIT under the environmental indemnity. Notwithstanding the foregoing, the agreement of the

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                             Lenders to not assert or enforce personal
                             liability or a personal deficiency judgment against the REIT SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event that there is any breach of (a) the requirement for the REIT to contribute all equity or debt proceeds received promptly to the Borrower, (b) the requirement for the REIT to operate in the same manner and for the REIT to conduct all of its businesses only through the Borrower, (c) the requirement that the REIT may not sell or transfer all or any part of its general partnership interest in the Borrower and that following any merger or other business combination, the REIT shall continue to be the sole general partner of the Borrower, and (d) the requirement that all distributions made by the Borrower to the REIT are promptly (but in no event later than 10 business days) distributed to the shareholders of the REIT.

TERM/MATURITY:               24 months

INTEREST RATE:               Subject to the terms and provisions of the
                             Facility Loan Agreement to be entered into between the Borrower, Agent and the Lenders, the Borrower shall have the option to select either the one-, two-, or three-month LIBOR rate (as determined two business days prior to the beginning of each interest period plus the applicable margin as specified below on all portions of the Facility on the first day of each interest period.

                             Alternatively, for borrowings of less than one month or if otherwise requested, amounts outstanding from time to time under the Facility shall bear interest at the prime rate per annum as published in the Wall Street Journal (the "Prime Rate") plus the applicable margin as specified below, such rate to change when the Prime Rate changes.

                   TOTAL INDEBTEDNESS RATIO(A) LIBOR            PRIME RATE
                   OR LONG-TERM UNSECURED      APPLICABLE    APPLICABLE MARGIN
                   DEBT RATING (B)             MARGIN
                         less than 35%         130 bps             5 bps
                           35 - 45 %           140 bps            15 bps
                       greater than 45%        150 bps            25 bps
                          BBB-/ Baa3           120 bps             0 bps
                      BBB/ Baa2 or better      110 bps             0 bps


                             (a) Maximum Borrower total indebtedness ratio calculated as total liabilities determined in accordance with GAAP plus current annual amortized (on a straight-line basis over the related base lease term) tenant improvement costs and leasing commissions divided by gross book value (i.e. before accumulated depreciation) plus [$TBD; amount which

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                                  approximates current market value of assets
                                  at closing of the Facility] of the Borrower's Properties.

                             (b) Long-term debt unsecured debt ratings as determined by Standard & Poors or Moody's Investors Service. In the event there is a difference in the reported ratings, the lower of the two ratings will be used to determine the applicable margin.

                             The Facility agreement will contain customary provisions with regards to the LIBOR rate option, including without limitation, (i) Borrower's obligation to reimburse the Lenders for changes in capital adequacy requirements related to the Facility and for taxes and certain other increased costs related to the LIBOR option, (ii) Borrower's indemnification of the Lenders against breakage costs if Borrower elects to prepay any LIBOR based borrowing on a date other than the last day of the applicable interest period, and (iii) restrictions on the availability of LIBOR options when similar deposits are not available to the Lenders.

INTEREST PAYMENTS:           On the first business day of each month or at the
                             end of each applicable interest period.

DEFEASANCE:                  Borrower shall have the right, from time to time
                             during the term of the Loan, to deposit cash into a Collateral Account to be held by Lender, which cash shall be pledged to Lender and which shall constitute additional security for the Loan.
                             Lender shall invest the sums in the Collateral
                             Account in U.S. Treasury Obligations having maturities mutually acceptable to Borrower and Lender (the cash, the U.S. Treasury Obligations and the proceeds thereof, the "Treasury
                             Collateral"). Lender shall have a first perfected lien and security interest in the Collateral
                             Account and the Treasury Collateral. For so long as the Treasury Collateral is held by Lender in the Collateral Account, the interest rate on a portion of the principal balance of the Loan equal to the fair market value of the Treasury
                             Collateral (the "Defeased Amount") shall be a rate per annum equal to 0.375%. The Defeased Amount shall change as the market value of the Treasury
                             Collateral changes. Provided no default shall have occurred, all earnings paid on the Treasury
                             Collateral shall be applied first to pay the interest due on the Defeased Amount and the balance of the earnings shall be paid to Borrower.
                             Upon request of Borrower, provided no default has occurred, Borrower shall have the right to withdraw the sums in the Collateral Account.
                             Simultaneously with any such withdrawl, the interest rate on the portion of the Loan that had been defeased shall equal the Interest rate set forth in this Term Sheet.

                             In the event that the Defeasance occurs on a day other than the last day of an Interest Period, Borrower shall also pay all breakage costs in connection with any outstanding LIBOR contracts relating to the Defeased Portion.

                             No defeasance hereunder shall in any way reduce the principal balance of the Loan, and Borrower shall not be entitled to any release of any other collateral as a result of such defeasance. The Collateral Account and the Treasury Collateral are additional and not substitute collateral for the Loan. No Non-Use Fee shall be due in connection with any Defeased Portions.


                             It shall be a condition precedent to this option that the title insurance policies insuring the liens of the mortgages contain a mortgage tax endorsement satisfactory to Lender and that they do NOT contain a pending disbursements clause.

COMMITMENT FEE:              0.50% of the Facility Amount, one-half of which
                             shall be paid at closing and the balance of which shall be paid on the first anniversary of the closing (or the termination of the Facility, if earlier) (includes associated syndication fees).
                             All amounts paid on account of the Commitment Fee for the Interim Facility shall be credited to the payment of the Commitment Fee hereunder.

NON-USE FEE:                 37.5 basis points per annum of the average daily
                             unborrowed portion of the Facility Amount payable quarterly in arrears five business days after the last day of each calendar quarter.

ADMINISTRATIVE AGENT FEE:    None

MINIMUM FUNDING AMOUNT:      $1 million with additional increments of $100,000
                             upon three business days prior written notice.

PREPAYMENT:                  Amounts outstanding under the Facility may be
                             prepaid in whole or in part without premium or penalty; provided that if prepayment is made on a date other than the expiration of a LIBOR contract, associated LIBOR breakage costs will also be due.

AMORTIZATION:                Interest only during Facility term, subject to
                             maintenance of the Borrowing Base Covenants noted above. Upon expiration of the Facility Term, the then outstanding balance of the Facility shall be due and payable.

UNUSED BORROWING
CAPACITY:                    In the event that the mortgages encumbering the
                             Bar Building are pledged to Lender as part of the Collateral for the Loan, Borrower shall at all times maintain borrowing capacity under the

                             Loan, as measured by the then unfunded portion of Facility Amount, equal to the aggregate of all costs that would have to be paid to release the deed to the Bar Building from escrow, record it in the appropriate real estate records, and transfer full fee and leasehold title to the Bar Building to Borrower or Lender, as applicable, including without limitation the costs to purchase an owner's title insurance policy in the amount of the fair market value of the Bar Building and all reasonable legal fees and expenses. All of Borrower's rights, title and interest in the Bar Building, the mortgages encumbering it and the deed held in escrow shall be assigned and pledged to Lender as collateral for the Loan.

RELEASE/SUBSTITUTION/INCREASE
 IN BORROWING BASE:          Borrower may (i) release any Property  from a
                             mortgage or (ii) substitute or add other of its unencumbered, fully operational and stabilized office properties in exchange for the release of any of the Properties from the mortgage or to increase the Borrowing Base (subject to a limit of the Facility Amount), provided in each case that immediately following the release, substitution or addition, all covenants, terms and conditions of this Facility are met, including but not limited to the Borrowing Base and Financial Covenants.

SECONDARY FINANCING:         Not permitted on the Properties.

FINANCIAL COVENANTS:         -    Maximum Borrower total indebtedness ratio at
                                  all times of    50%, calculated as total
                                  liabilities determined in accordance with
                                  GAAP plus current annual amortized (on a straight-line basis over the related base lease term) tenant improvement costs and leasing commissions divided by gross book value (i.e. before accumulated depreciation) plus [$TBD; amount which approximates current market value of assets at closing of the Facility] of the Borrower's Properties.

                             - Minimum Borrower fixed charge coverage ratio of 2.00x based on actual trailing six month EBITDA (i) LESS gains and/ or losses on asset sales and debt restructurings, (ii) LESS minimum capital expenditure reserves, and
                                  (iii) LESS straight-line rent adjustments for all Properties owned by the Borrower ("Adjusted EBITDA") divided by the sum of ACTUAL debt service (principal and interest) PLUS preferred distributions for such period.

                             - Maximum dividend/distribution payout ratio of each of Borrower and Guarantor of 95% of funds from operations (FFO) during the first year of the Facility and 90% of FFO during the second year of the Facility calculated for each trailing twelve month period (or such shorter period as applicable) from closing of the Facility, or amount necessary to maintain REIT tax status, whichever is greater.

                              - Limitation on other guaranteed, recourse or unsecured debt of 5% of total assets per GAAP. This covenant would be eliminated upon obtaining an investment grade rating.

                              - All business operations of the Guarantor shall be performed only through the Borrower and the Guarantor shall remain the sole general partner of the Borrower (either directly or indirectly).

                              - Borrower may make the following permitted investments so long as the aggregate amount of such permitted investments does not exceed the lesser of (A) 30% of Borrower net worth per GAAP and (B) 15% of Borrower total assets per GAAP:

         1.  Investment in Mortgages/       which mortgages/ receivables shall
              Receivables (other than the   be collateralized only by
               Bar Building)                properties which are consistent in
                                            type as those held by the Borrower
                                            at the closing date of the
                                            Facility.

         2.  Partnerships (JVs)             which partnership shall be majority
                                            owned by the Borrower, Borrower is
                                            the sole managing general partner
                                            of the properties and the
                                            partnership invests only in
                                            properties which are consistent in
                                            type as those held by the Borrower
                                            at the closing date of the
                                            Facility.

                             - No investment in undeveloped land and new construction.

                             -    Tenant concentration limit of 5% for
                                  non-investment grade tenants and 10% for investment grade tenants, unless otherwise approved by the Lenders.

EVENTS OF DEFAULT:           Customary for this type of Facility, including but
                             not limited to the following:

                             1. Failure to pay interest, principal and other fees when due;
                             2.   Failure to observe covenants;
                             3.   Material breach of representations and
                                  warranties;

                             4.   Final unsatisfied adverse judgment of an
                                  aggregate of   $500,000 or more against
                                  Borrower that has not been stayed, discharged or bonded within 30 days;
                             5.   Default with respect to any indebtedness of
                                  Borrower in    excess of $500,000;
                             6. Failure to remediate within the time period permitted by law or governmental order,
                                  material environmental problems    related to
                                  properties;
                             7. A material adverse change occurs with respect to the business, operations, corporate structure or prospects of the Borrower or the REIT, or the ability of the Borrower or the REIT to meet any of their obligations under the Facility.
                             8. Other usual defaults, including insolvency, bankruptcy and ERISA violations.

DEFAULT INTEREST:            Upon any Event of Default, the rate shall equal
                             the lesser of (i) the then applicable interest rate + 5.00% or (ii) the maximum rate permitted by law.

INDEMNIFICATION:             Borrower shall indemnify the Lenders against all
                             losses, liabilities, claims, damages, costs and expenses arising out of, or in any way relating to the Facility, the properties or Borrower's actual or proposed use of proceeds, including legal and settlement costs, except if such losses, liabilities, claims, damages, costs or expenses result from gross negligence or willful misconduct of the party seeking indemnification therefor.

                             Borrower shall also indemnify the Lenders against losses, liabilities, damages, claims, costs and expenses arising out of, or in any way relating to the presence or alleged presence of hazardous materials on or under the properties, any breach of the environmental representations and warranties, or violation of, non-compliance with, or liability under environmental laws or any governmental laws, orders or requirements. Borrower will also indemnify the Lenders against claims, costs and expenses arising as a result of Borrower's failure to comply with ERISA.

PERIODIC REVIEW:             The Borrowing Base Covenants and Financial
                             Covenants are to be continuously maintained throughout the term of the Facility and will be certified periodically by the Borrower.

INSURANCE:                   All subject to approval of the Agent and the
                             Lenders as to form, deductible, amounts, loss payee, insured and insurance company.

COSTS AND EXPENSES:          The Borrower will reimburse Lehman, Agent and the
                             Lenders for all reasonable costs and expenses in connection with the Facility, including, without limitation, the reasonable fees and disbursements of counsel to the Lenders.

SYNDICATIONS:                Borrower agrees to assist Lehman in forming the
                             syndicate and to provide Lehman, promptly upon request, with all information deemed reasonably necessary by it to successfully complete the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants, and (ii) all information and projections prepared by the Borrower, Guarantor or its advisors relating to the transactions described herein. Lehman agrees that any information delivered to potential syndicate members and participants shall be subject to a confidentiality letter inform and substance reasonably satisfactory to the Borrower.
                             Appropriate officers and representatives of the Borrower and the Guarantor shall be available to participate in informational meetings for potential syndicate members and participants at such times and places as Lehman may reasonably request.

CONDITIONS PRECEDENT:        The Facility will be subject to, among other
                             things, (i) the satisfactory completion of due diligence by Lehman Brothers and receipt of all necessary internal credit approvals, (ii) the execution of all Facility documents and delivery of customary certificates, searches and opinions, all in form and substance satisfactory to Lehman
                             Brothers and its respective counsel, (iii) the receipt of all fees, (iv) the accuracy of the representations and warranties, (v) the completion of the initial public offering (IPO) of the REIT in a minimum amount of $100 million, and (vi)
                             Lehman acting as the lead manager on the IPO.

GOVERNING LAW:               New York.

                                      EXHIBIT II
                                  CLOSING CONDITIONS


          In addition to the terms and conditions of the Commitment to which this Exhibit II is attached and the Terms and Conditions attached as Exhibit I, all of the following conditions must be satisfied or evidence thereof delivered to Lehman as conditions precedent to the closing of the Facility:

          A. Payment by Borrower to Lehman of all expenses in connection with the Facility contemplated hereby including, but not limited to, the reasonable fees and reasonable disbursements of Lehman's counsel (and, if outside the State of New York, of Lehman's local counsel in the jurisdiction where the Properties are located) including reasonable fees and reasonable disbursements incurred in connection with travel expenses of Lehman's personnel related to the making of the Facility the reasonable cost of Lehman's due diligence review, appraisal fees, engineering fees, environmental consultant fees, accounting fees, title insurance premiums, survey charges, mortgage and documentary stamp taxes, if any, note intangible taxes, if any, recording charges and brokerage fees and commissions. To the extent incurred, the foregoing expenses shall be paid by Borrower whether or not the Facility shall close or be funded.

          B. Fully executed Loan Documents including, but not limited to, the following:

               1.   Revolving Credit Agreement

               2.   Promissory Note

               3.   Mortgage and Security Agreements

               4.   Assignment of Leases and Rents

               5.   UCC-1 Financing Statements

               6.   Environmental Indemnity

               7. Certificate of Compliance and Indemnification Agreement (ADA Indemnity)

               8.   Assignment of Agreements, Permits and Contracts

               9.   Conditional Assignment of Management Agreement

               10. Subordination, Non-Disturbance and Attornment Agreements with respect to all leases

               11.  Subordination and Attornment Agreement executed by Fee Owner

          C. Evidence satisfactory to Lehman that the Properties are fully licensed, are open, stabilized and operational as office properties including all necessary permits, approvals, authorizations and certifications.

          D. An appraisal (prepared within sixty (60) days prior to delivery and in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time ("FIRREA") of each Property, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified, if required, under the laws of the state where each Property is located, who meets the requirements of FIRREA and who has at least ten (10) years real estate experience appraising properties of a similar nature and type as the Properties, and who is otherwise satisfactory to Lehman.

          E. An opinion of Borrower's counsel (and any general partner's counsel) reasonably satisfactory to Lehman stating, among other things, (i) that the Loan Documents by which each Property will be encumbered have been duly authorized, executed and delivered by Borrower and are valid and enforceable in accordance with their terms, subject to bankruptcy and equitable principles, (ii) that the Borrower is qualified to do business and is in good standing under the laws of the jurisdiction where the Property is located, (iii) that the encumbrance of each Property with the liens of the Loan Documents shall not cause a breach of, or a default under, any document to which Borrower is a party or which it or any of its properties are bound or affected, (iv) Lehman has valid and perfected liens on the collateral, and (v) the Facility does not violate usury or other applicable laws.

          F. Title insurance commitments for each Property together with copies of all exceptions listed therein within 30 days of the date hereof; at closing, title insurance policies issued by a title insurance company satisfactory to Lehman insuring the lien of the Mortgages on each Property, in form and substance satisfactory to Lehman and its counsel insuring Lehman that the Mortgages are a valid and enforceable first lien on the good and marketable fee simple title or leasehold interest, as appropriate, of Borrower to each Property, in an amount equal to the amount of the Facility allocated to the respective Property by Lehman, subject only to such exceptions that Lehman and its counsel have approved together with such affirmative insurance and endorsements (including a "tie-in", first loss, and revolving credit endorsement, or if such endorsement is not available in the state where the Property is located, title insurance policies in an amount equal to 125% of the amount of the Facility allocated to the respective Property by Lehman) as are reasonably required by Lehman and which exceptions are otherwise acceptable to Lehman and its counsel.

          G. Evidence satisfactory to the Lehman of proper zoning of each of the Properties and compliance with all laws, rules and regulations. Such evidence may include an appropriate zoning endorsement to the title insurance policy, a letter from the applicable municipality or zoning authority or a zoning opinion.

          H. A report by an independent licensed engineer or a qualified independent environmental consultant, in either case satisfactory to Lehman, prepared in accordance with Lehman's current guidelines for the preparation of environmental reports, dated no more than 6 months prior to the date of delivery, which states that the Properties do not contain any asbestos or hazardous substances or risk of contamination from off-site hazardous substances and otherwise satisfactory to Lehman.

          I. An ALTA/ACSM survey of each of the Properties dated and certified to Lehman, its successor and assigns, no earlier than 60 days prior to closing, prepared by a land surveyor licensed in the state where the applicable Property is located prepared in accordance with the 1992 ALTA/ACSM Minimum Standard Requirements Detail for Land Title Surveys and showing items 2, 3, 4, 6, 7, 8, 9 and 10 on Table A thereof and meeting the requirement of an Urban Survey thereunder, or prepared in accordance with such other equivalent standards satisfactory to Lehman and its counsel, and which survey is otherwise reasonably satisfactory to Lehman.

          J. The filing of any UCC financing statements necessary to grant and perfect Lehman's first priority lien on and security interest in the Properties, the personality located thereon and the rents derived therefrom.

          K. A property inspection report dated no more than 6 months prior to the date of delivery prepared by an independent licensed engineer satisfactory to Lehman, prepared in accordance with the Lehman's current guidelines for property inspection reports, stating, among other things, that each Property is in good condition and repair and free of damage or waste, is in compliance with the American with Disabilities Act, and otherwise reasonably satisfactory to Lehman.

          L. Annual operating statements and occupancy statements for each Property for the most recent fiscal year (and such prior fiscal years as required by Lehman), as well as current occupancy, year-to-date operating statements and operating and capital budget for the current fiscal year.

          M. Original certificates and copies of policies of insurance for each Property as required by Lehman.

          N. A certified copy of the organizational documents of Borrower and satisfactory evidence of their due organization, existence and good standing in their respective states of organization and in the states where each Property is located, including, without limitation, copies of the REIT Registration Statement and all amendments thereto and any similar material documents filed with the Securities and Exchange Commission or issued in connection with a public offering of stock by either entity.

          O. Certified copies of the standard forms of lease which will be used by the Borrower in leasing space in each Property, which will be subject to Lehman's approval, as well as certified copies of all leases currently in effect with respect to each Property, which leases shall be reasonably satisfactory to Lehman.

          P. Executed estoppel letters or certificates (in form and substance satisfactory to Lehman) from the respective tenants, with respect to all leases currently in effect with respect to each Property and Fee Owners, if any.

          Q. Such evidence as Lehman deems reasonably necessary to indicate compliance with all requirements of applicable laws that may affect the Properties, including laws requiring notification or disclosure of releases of hazardous substances or other environmental conditions of the Properties to any governmental authority or other person (whether or not in connection with a transfer of title to or interest in the Properties), and such evidence as Lehman may deem necessary or appropriate to evidence the availability of all utilities, including water, sewers, gas and electricity, as may be necessary and to use each Property as an office property.

          R. Certified copies of all contracts and agreements relating to the management, leasing and operation of each Property, all of which will be subject to Lehman's approval.

          S. Certified copies of all plans and specifications for each Property, if applicable.

          T. The most recent quarterly and annual consolidated financial statements of the Borrower.

          U. State and County Uniform Commercial Code financing statement searches of the Borrower in the state of its formation and the state where each of the Properties is located.

          V. Certified copies of resolution of Borrower approving the Loan Documents and borrowings thereunder, and all documents evidencing other necessary actions or government approvals as may be required from the Borrower.

          W. An original certificate of Borrower's corporate secretary certifying the names, true signatures and titles of officers authorized to request advances under the Loan Documents to be delivered hereunder.

          X. Such other opinions of counsel, documents and certificates as Lehman or it's counsel may reasonably require.

                                     EXHIBIT III

                                SL GREEN REALTY CORP.

                           INTERIM LINE OF CREDIT FACILITY
                           PRELIMINARY TERMS AND CONDITIONS

    This summary of terms is prepared by Lehman Brothers Holdings Inc. and its affiliates ("Lehman"). The terms and conditions are preliminary and are subject to change. They are intended for discussion purposes only and do not represent a commitment or agreement by Lehman or any other person. Further, this is not intended to define or describe all of the terms and conditions of the proposed transaction described herein. The parties recognize that neither party shall have any liability or obligation to the other as a result of this summary of terms, it being understood that only such provisions as shall be set forth in the final documents shall have any legal effect. Each party acknowledges that certain information provided in connection with the transaction (including this indicative summary of terms, other information about the program or Lehman Brothers' business in general and financial and other information provided) is confidential. Each party agrees that it will not disclose such information to any other party except as required for the completion or funding of the transaction or as required by law, regulatory requirements or court order or discovery procedures.

Lender:            Lehman Brothers Holdings Inc. or an affiliate thereof
                   ("Lehman").

Borrower:          SL Green Operating Limited Partnership, the sole general
                   partner of which is the REIT (defined below), and which is the fee simple owner of all of the Properties (defined below).

REIT:              SL Green Realty Corp.

Facility Amount:   An amount equal to the purchase price of the existing
                   mortgage loans held by unaffiliated third party institutional lenders (the "Existing Loans") encumbering the office properties described below (the "Properties") allocable to the outstanding principal balances of the Existing Loans, but in no event greater than the lesser of
                   (i) $49,150,000.00 or (ii) the face amount of the Existing
                   Loans.

Use of Proceeds:   The proceeds available under the Facility shall be used
                   solely to purchase the Existing Loans.

Collateral:        As security for the Facility, first and second liens on the
                   Properties pursuant to the Existing Loans, as modified by the terms of a Loan Agreement to be entered into between Borrower, the REIT and Lender in accordance with the terms of this Term Sheet, together with U.S. Treasury obligations with a maturity date closest to the maturity date of the Facility having a market value equal to the

                   Facility Amount, which shall be held in Lender's name and in which Borrower shall grant Lender a first perfected security interest (the "Treasury Collateral"). Borrower shall deposit a portion of the proceeds from the REIT's initial public offering ("IPO") equal to the purchase price for the Treasury Collateral into a cash collateral account held by Lender and Lender shall invest the cash in the Collateral Account in the Treasury Collateral and hold the Treasury Collateral in accordance with the terms of this Term Sheet Addendum. At Lender's election, Borrower shall deposit additional Treasury Collateral in the Collateral Account if, at any time, the market value of the Treasury Collateral is less than the outstanding principal balance of the Loan.
                   All Collateral will be cross-defaulted. The Loan Agreement shall contain such additional terms or conditions as may be required as a result of Lender's review of the Existing Loans and the Properties.

Properties and the
Related Existing
Loans:             70 West 36th Street, NY, NY;
                        (i) approximately $6,800,000.00 first mortgage and
                        (ii) approximately $1,050,000.00 second mortgage and a $12,000,000.00 third mortgage spread from 470 Park Avenue South, NY, NY;

                   1414 Avenue of the Americas, NY, NY;
                        (i) approximately $9,800,000.00 first mortgage and
                        (ii) approximately a $1,000,000.00 second mortgage spread from 673 First Avenue, NY, NY;

                   1140 Avenue of the Americas, NY, NY;
                        approximately $9,500,000.00 first mortgage

                   50 West 23rd Street, NY, NY;
                        approximately $9,000,000.00 second mortgage

                   In the event that Borrower has not closed the purchase of 50 West 23rd Street by the date of the closing of this Facility, neither 1140 Avenue of the Americas nor 50 West 23rd Street shall be included as Properties hereunder, and the Facility Amount shall be adjusted accordingly. However, if, prior to the Maturity Date, Borrower acquires title to 50 West 23rd Street and finances the acquisition thereof with Lehman, Borrower shall have the right to increase the Facility Amount (but in no event to more than $49,150,000.00) and, provided the Borrower deposits the required amount of additional Treasury Collateral pursuant to the terms of this Term Sheet and all other conditions hereunder are met, 1140 Avenue of the Americas and 50 West 23rd Street and their related Existing Loans shall be added to the Facility.

Recourse:          Full recourse to Borrower and the REIT; however, no personal liability or personal deficiency judgment shall be asserted or enforced against the REIT except as a result and to the extent of (i) fraud or intentional misrepresentation by Borrower, the REIT or any of their consolidated subsidiaries, (ii) the misapplication or the misappropriation of rent or other income, insurance proceeds or condemnation awards, or (iii) the occurrence of an Event of Default under ERISA. Notwithstanding the foregoing, the agreement of Lender to not assert or enforce personal liability or a personal deficiency judgment against the REIT
                   SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event that there is any breach of the requirement that the REIT may not sell or transfer all or any part of its general partnership interest in the Borrower and that following any merger or other business combination, the REIT shall continue to be the sole general partner of the Borrower.

Term/Maturity:     One (1) month.

Interest Rate:     An annual rate of interest equal to the yield on the
                   Treasury Collateral as of the closing date.

Interest Payments: On the Maturity Date.

Commitment Fee:    0.25% of the Facility Amount, payable at closing.
                   Amounts paid hereunder shall be credited towards the payment of the Commitment Fee payable in connection with Facility.

Servicing Fee:          0.02% of the Facility Amount, payable at closing.

Prepayment:        Amounts outstanding under the Facility may be prepaid
                   in whole or in part provided that Borrower pays to Lender simultaneously with such prepayment an amount equal to any loss incurred by Lender in connection with the liquidation of the Treasury Collateral, including without limitation any decline in the market value of the Treasury Collateral.

Amortization:      Interest only during Facility term.   Upon expiration
                   of the Facility Term, the then outstanding balance of the Facility shall be due and payable, together with an amount equal to any loss incurred by Lender in connection with the liquidation of the Treasury
                   Collateral, including without limitation any decline in the market value of the Treasury Collateral.

Secondary Financing:    Not permitted on the Properties or the Collateral.

Events of Default:      Customary for this type of Facility, included but not
                        limited to the following:

                        - Failure to pay interest, principal and other fees when due;

                        -    Any event of default under the Existing Loans;

                        -    An event of default under the Loan Agreement;

                        -    ERISA violations; and

                        - Any sale or encumbrance of the Properties or of interests in the Borrower (including the REIT's interest or general partner of the Borrower).

Default Interest:       Upon any Event of Default, the interest rate shall
                        equal the lesser of (i) the then applicable interest rate plus 4% or (ii) the maximum interest rate permitted by law.

Indemnification:        Borrower shall indemnify the Lenders against all
                        losses, liabilities, claims, damages, costs and expenses arising out of, or in any way relating to the Facility, the properties or Borrower's actual or proposed use of proceeds, including legal and settlement costs, except if such losses, liabilities, claims, damages, costs or expenses result from gross negligence or willful misconduct of the party seeking indemnification therefor.

                        Borrower will also indemnify the Lender or the REIT's against claims, costs and expenses arising as a result of Borrower's failure to comply with ERISA.

Insurance:              All subject to approval of the Lender as to form
                        deductible, amounts, loss payee, insured and insurance company.

Costs and Expenses:     The Borrower will reimburse the Lender for all
                        reasonable costs and expenses in connection with the Facility, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.

Conditions Precedent:   The Facility will be subject to, amount other things,
                        (i) the satisfactory completion of due diligence by Lender on the Existing Loans and the documentation therefor, and receipt of all necessary internal credit approvals, (ii) the execution of all Facility documents and delivery of customary certificates, searches and opinions, including without limitations, endorsements to the title insurance policies insuring the lien of the Existing Loans insuring the valid assignment of the Existing Loans to Lender, all in form and substance satisfactory to Lehman Brothers and its respective counsel, (iii) the receipt of all fees, (iv) the accuracy of the representations and warranties, (v) the completion of the IPO of the REIT in a minimum amount of $100 million, and (vi) Lehman acting as the lead manager on the IPO.

Additional Conditions
Precedent:              Among other things, the following will be required as
                        conditions precedent to the closing of the Facility:
                        This list is not exclusive or complete:

                        - All original notes, mortgages and other loan documents for each Existing Loan, each of which shall be acceptable to Lender.

                        - The Original lenders' title insurance policies for each existing Loan, which shall be in form and substance reasonably satisfactory to Lender, together with endorsements to each such policy insuring the valid assignment of the Existing Loans to Lender, in each case in form and substance satisfactory to Lender.

                        - Original pay off letters and instructions as to payment with respect to each of the Existing Loans satisfactory to Lender.

                        - Original executed assignments of notes, mortgages and other loan documents in recordable form for each of the Existing Loans, in form and substance satisfactory to Lender.

                        - Current title insurance commitments for each Property together with copies of all exceptions listed therein.

                        - Evidence reasonably satisfactory to Lehman of proper zoning of each of the Properties and the use thereof and compliance with all applicable zoning, subdivision, and all other applicable federal, state or local laws, rules, regulations and ordinance affecting the Properties, including, but not limited to, current certificates of occupancy.

                        - A title survey of each of the Properties prepared by a land surveyor licensed in the state where the applicable Property is located prepared in accordance with standards reasonably satisfactory to Lehman.

                        - The filing of any UCC financing statements necessary to grant and perfect Lehman's first priority lien on and security interest in the Collateral.

                        - Original certificates and copies of policies of insurance for each Property as required pursuant to the terms of the Facility Documents and otherwise reasonably satisfactory to Lehman as to form, deductible, amounts, loss payee, insured and insurance Company. Insurance carriers must be fully licensed in the applicable jurisdiction(s) and acceptable to Lehman.

                        - Certified copies of all leases and all material contracts and agreements relating to the management, leasing and operation of each Property, all of which will be subject to Lehman's reasonable approval.

Governing Law:          New York.

------------------------------------------------------------------------------
------------------------------------------------------------------------------




                         SL GREEN OPERATING PARTNERSHIP, L.P.
                                         and
                                [NEW GREEN REALTY LLC]
                                            (Borrower)


                                         and

                             SL GREEN REALTY CORP. (REIT)


                                         and


                         LEHMAN BROTHERS HOLDINGS INC., D/B/A
                            LEHMAN CAPITAL, A DIVISION OF
                            LEHMAN BROTHERS HOLDINGS INC.
                                            (Lender)




                              __________________________

                                    LOAN AGREEMENT
                              __________________________




                   Dated:  As of August __, 1997




------------------------------------------------------------------------------
------------------------------------------------------------------------------

         THIS LOAN AGREEMENT made as of the ____ day of August, 1997, between SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an office at 70 West 36th Street, New York, New York 10018 (hereinafter referred to as the "Partnership"), [New Green Realty LLC] ("LLC"; together with the Partnership, the "Borrower"), S.L. GREEN REALTY CORP. (the "REIT") and LEHMAN BROTHERS HOLDINGS INC. D/B/A LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, having an office at Three World Financial Center, 200 Vesey Street, New York, New York 10285 (hereinafter referred to as "Lender");

                                      RECITALS:

         1. Partnership is the fee owner of the premises described in Exhibit A-1 attached hereto (the "Fee Premises");

         2. LLC is the owner of a leasehold estate in the premises described in Exhibit A-2 attached hereto (the "Leasehold Premises"; together with the Fee Premises, the "Properties");

         3. At the request of Borrower, in connection with the initial public offering of Borrower and the REIT, Lender has purchased those certain notes (collectively, as may be consolidated, amended, increased, modified or supplemented, the "Notes") and mortgages (collectively, as may be consolidated, amended, increased, modified or supplemented, the "Mortgages") and the related loan documents more particularly described on Exhibit B attached hereto (the Notes and the Mortgages, together with the related loan documents, the "Loan Documents") which encumber the Properties. The Loan Documents have been assigned to Lender and Lender is now the owner and holder of the Loan Documents;

         4. The assignments of the Loan Documents have been recorded in the Office of the City Register, New York County, New York;

         5. There is now owing on the Notes and Mortgages the aggregate unpaid principal sum of $__________ with interest thereon as more particularly set forth as Exhibit B attached hereto; and

         6. Borrower and Lender have agreed to modify the time and the manner of payment and the terms and the provisions of the Notes.

         In consideration of the foregoing and the payment of $_________ by Lender to the prior holders of the loans evidenced and secured by the Loan Documents (the "Loans") to purchase the Loans, and other good of valuable consideration, the receipt of which is hereby acknowledged the parties hereto agree as follows:

                   A. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "COLLATERAL ACCOUNT": shall have the meaning set forth in the Collateral Account Agreement (hereinafter defined).

         "COLLATERAL ACCOUNT AGREEMENT": shall mean the Collateral Account Agreement dated the date hereof executed by the Borrower in favor of the Lender.

         "COLLATERAL": shall mean the Collateral Account and all funds, securities, monies and credit balances from time to time held in the Collateral Account and any other property or assets of the Borrower or any other Person (hereinafter defined) given as security for the Loans, including without limitation, the Properties.

         "DEBT": shall mean: (i) the whole of the principal sum of the Notes and Mortgages, (ii) interest, default interest, late charges and other sums, as provided in the Notes, the Mortgages or the other Loan Documents as modified by this Agreement and the Collateral Account Agreement, (iii) all other monies agreed or provided to be paid by Borrower in the Notes, the Mortgagor or the other Loan Documents and this Agreement and the Collateral Account Agreement,
(iv) all sums advanced pursuant to the Mortgages to protect and preserve the Properties and the lien and the security interests created thereby, and (v) all sums advanced and costs and expenses incurred by Lender in connection with the Debt or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (all the sums referred to in (i) through (v) above shall collectively be referred to as the "Debt").

         "DEFAULT RATE": shall mean a rate per annum equal to the lesser of (i) the Applicable Interest Rate plus 4% or (ii) the maximum rate permitted by law.


         "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA GROUP": shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with each such Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

         "MATERIAL ADVERSE EFFECT": shall mean any (i) adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of the Borrower or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any of their obligations under this Agreement or any of the Loan Documents.

         "MULTI-EMPLOYER PLAN": shall mean a plan (hereinafter defined) which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "PBGC": shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "PERMITTED LIENS": shall mean only those liens, encumbrances and charges that are shown as exceptions in the title insurance policies insuring the liens of the Mortgages and which have been approved by Lender.

         "PERSON": shall mean and include any individual, partnership, joint venture, firm, corporation, association, company, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

         "PLAN": shall mean a plan which is not a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

         B. MODIFICATION OF THE NOTES, MORTGAGES AND LOAN DOCUMENTS. The terms, covenants and provisions of the Notes, Mortgages and other Loan Documents are hereby modified and amended so that henceforth the terms, covenants and provisions of this Agreement shall supersede the terms, covenants and provisions of the Notes, Mortgages and other Loan Documents. Except as expressly modified by this Agreement, the Notes, Mortgages and other Loan Documents shall continue in full force and effect. In the event of any ambiguity between the terms, events and provisions of this Agreement and those of the Notes, Mortgages and other Loan Documents, the terms, covenants and provisions of this Agreement shall control. The Notes, Mortgages and other Loan Documents, as herein modified and amended, are hereby ratified and confirmed in all respects by Borrower.

         C. PAYMENT TERMS. Notwithstanding anything to the contrary in the Notes, the Mortgages, or the other Loan Documents:

         (i) The Borrower and the REIT hereby assume, jointly and severally, subject to Section G hereof, the payment and performance of all obligations under the Notes, the Mortgages and the other Loan Documents, and hereby promise to pay the Debt to Lender as follows:

              (a) The Borrower and REIT agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from and including the date hereof to and including the date on which the Loans are paid in full at a rate per annum equal to the per annum rate of interest payable on the United States Treasury securities held from time to time in the Collateral Account. Interest on the Loans shall be payable, in arrears, on September __, 1997 (the "Maturity Date").

              (b) The Borrower and REIT agree to pay to Lender the outstanding principal amount of the Loans together with all accrued and unpaid interest thereon and all other sums due and payable on the Notes, the Mortgages, the other Loan Documents, this Agreement and the Collateral Account Agreement on or prior to the Maturity Date.

         (ii) Interest on the Loans shall be calculated on the basis of a 360-day year and the actual number of days elapsed. In computing the amount of interest payable in respect of any period, the first day and the last day of such period shall be included. Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrower absent manifest error.

         D.   PREPAYMENT.

         Borrower may prepay the Loans in whole or in part provided that Borrower pays to Lender, together with such prepayment, the interest accrued and unpaid on the amount of principal being prepaid and an amount equal to any loss or expense incurred by Lender in connection with the liquidation of the Collateral, including without limitation any decline in the market value of such Collateral. Any prepayment shall be applied pro-rata to the outstanding principal balance under each of the Notes or otherwise as Lender in its sole discretion shall elect.

         E.   NO SALE/ENCUMBRANCE.   Borrower agrees that Borrower shall not,
without the prior written consent of Lender, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, or otherwise transfer any of the Properties or any part thereof or permit any of the Properties or any part thereof to be sold, conveyed, mortgaged, granted, bargained, encumbered, pledged, assigned, or otherwise transferred. A sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer within the meaning of this Section E shall be deemed to include, but not limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any leases or any rents; (iii) if Borrower or any general partner or limited partner of Borrower is a corporation, the voluntary or involuntary sale, conveyance, transfer or pledge of such corporation's stock or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise (other than transfers of shares in the REIT, or the creation or issuance of new stock by which an aggregate of more than 10% of such corporation's stock shall be vested in a party or parties who are not now stockholders; (iv) if Borrower or any general partner or limited partner of Borrower is a limited or general partnership or joint venture, the change, removal or resignation of a general partner, managing partner or limited partner, or the transfer or pledge of the partnership interest of any general partner, managing partner or limited partner or any profits or proceeds relating to such partnership interest whether in one transfer or a series of transfers and (v) if Borrower, or any general or limited partner or member of Borrower, is a limited liability company, the change, removal or resignation of a managing member or the transfer of the membership interest of any managing member of any profits or proceeds relating to such membership interest or the voluntary or involuntary sale, conveyance, transfer or pledge of membership interests (or the membership interests of any limited liability company directly or indirectly controlling such limited liability company by operation of law or otherwise) or the creation or issuance of new membership interests, by which an aggregate of more than 10% of such membership interests are held by parties who are not currently members. Notwithstanding the foregoing, transfer by devise or descent or by operation of law upon the death of a partner or stockholder of Borrower or any general partner thereof shall not be deemed to be a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer within the meaning of this Section E.

         F.   INSURANCE AND CONDEMNATION.

         (i) INSURANCE. Notwithstanding anything to the contrary in the Notes, the Mortgages or the other Loan Documents:

              (a) Partnership or LLC, as the case may be, will keep the respective Properties insured against loss or damage by fire, flood and such other hazards, risks and matters, including without limitation, business interruption, rental loss, public liability, and boiler damage and liability, as Lender may from time to time require in amounts required by Lender, and shall pay the premiums for such insurance (the "Insurance Premiums") as the same become due and payable. All policies of insurance (the "Policies") shall be issued by insurers acceptable to Lender and shall contain the standard New York mortgagee non-contribution clause naming Lender as the person to which all payments made by such insurance company shall be paid. Partnership and LLC will assign and deliver the respective Policies to Lender. Not later than fifteen
(15) days prior to the expiration date of each of the Policies, Partnership and LLC will deliver evidence satisfactory to Lender of the renewal of each of the Policies.

              (b) If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender. Sums paid to Lender by any insurer may be retained and applied by Lender, after deduction of Lender's reasonable costs and expenses of collection, toward payment of the Debt in such priority and proportions as Lender in its discretion shall deem proper or, at the discretion of Lender, either in whole or in part, to Borrower for such purposes as Lender shall designate. In the event of any conflict, inconsistency or ambiguity between the provisions of this paragraph F(i)(b) and the provisions of subsection 4 of Section 254 of the Real Property Law of New York covering the insurance of buildings against loss by fire, the provisions of this paragraph F shall control.

         (ii) CONDEMNATION. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for this Agreement and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein. Lender may apply any such award or payment to the reduction or discharge of the Debt whether or not then due and payable. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such award or payment, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive said award or payment, or a portion thereof sufficient to pay the Debt.

         G.   RECOURSE.

         The Loan and each obligation of Borrower contained in the Notes, the Mortgages and the other Loan Documents shall be fully recourse to Borrower; however, no personal liability or personal deficiency judgment shall be asserted or enforced against the REIT except as a result and to the extent of (i) fraud or intentional misrepresentation by Borrower the REIT; (ii) Borrower's or the REIT's misapplication or misappropriation of rent or other income derived from the Properties; (iii) the misapplication or the misappropriation of insurance proceeds or condemnation awards; or (iv) the occurrence of an Event of Default under Section J(g) or (h) of this Agreement. Notwithstanding the foregoing, the agreement of Lender to not assert or enforce personal liability or a personal deficiency judgment against the REIT SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event that there is any breach of Section E or of Sections J(j) or (k) of this Agreement.

         H. COMMITMENT FEE. Simultaneously with the execution and delivery of this Agreement, the Borrower and the REIT shall pay to Lender a commitment fee equal to 0.50% of the Loan amount.

         I. SERVICING FEE. Simultaneously with the execution and delivery of this Agreement, Borrower and the REIT shall pay to Lender a servicing fee in
connection with the   administration of the Collateral Account equal to 0.02% of the Loan Amount.

         J. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default":

         (a) Borrower shall fail to pay (i) any principal of or interest on the Loans when due (whether at stated maturity or by prepayment or otherwise) in accordance with the terms hereof, (ii) any other amount payable under the Collateral Agreement when due or (iii) any other amount payable hereunder or under any Loan Document within three (3) business days of when such payment is due in accordance with the terms hereof or thereof;

         (b) Any representation or warranty made or deemed made by the Borrower in this Agreement, the Notes, the Mortgages, the other Loan Documents or the Collateral Agreement or in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, shall prove to have been incorrect in any material respect on or as of the date made or deemed made or shall be breached;

         (c) The Borrower violates or does not comply with any other provisions of Section E of this Agreement;


         (d) If any default occurs under the Notes or Mortgages or other Loan Documents (as the same may have been modified by this Agreement) beyond the expiration of any applicable notice or cure period;

         (e) Borrower or the REIT shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of such Person's assets, (ii) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due, or generally not pay such Person's debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

         (f) An involuntary petition or complaint shall be filed against Borrower or the REIT seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or all or substantially all of such Person's assets and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof, or an order, order for relief, judgment or decree is entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing;

         (g) Both the following events shall occur: (i) either (x) proceedings shall have been instituted to terminate, or notice of termination shall have been filed with respect to, any Plan by the Borrower, the PBGC or any representative of any thereof, or any such Plan shall be terminated, in each case under Section 4041 or 4042 of ERISA, or (y) a Reportable Event, the occurrence of which would cause the imposition of a lien under Section 4069 of ERISA, shall have occurred with respect to any Plan and be continuing for a period of sixty (60) days; and (ii) the sum of the estimated liability to the PBGC under Section 4062 of ERISA and the currently payable obligations of the Borrower to fund liabilities (in excess of amounts required to be paid to satisfy the minimum funding standard of Section 412 of the Code) under the Plan or Plans subject to such event shall exceed ten percent (10%) of the Borrower's net worth at such time;

         (h) Any or all of the following events shall occur with respect to any Multi-employer Plan to which Borrower contributes or has contributed on behalf of its employees: (i) the Borrower incurs a withdrawal liability under
Section 4201 of ERISA; or (ii) any such plan is "in reorganization" as that term is defined in Section 2441 of ERISA; or (iii) any such Plan is terminated under
Section 4041A of ERISA, and the Lender determines in good faith that the aggregate liability likely to be incurred by the Borrower thereof, as a result of all or any of the events specified in subparagraphs (i), (ii) and (iii) above occurring, shall have a Material Adverse Effect; or

         (i) Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral, or this Agreement the Notes, the Mortgages, the other Loan Documents or the Collateral Account Agreement shall cease for any reason to be in full force and effect in accordance with their terms or any Person obligated thereunder shall so assert in writing or the Mortgages shall cease to be effective to grant the liens purported to be granted thereby in favor of the Lender or such liens shall cease to be enforceable or superior to and prior to the rights of any other Persons (subject to Permitted Liens); or

         (j) The REIT shall cease to own 100% of the issued and outstanding membership interests in the LLC;

         (k) The REIT shall cease to be the sole general partner of the Partnership;

         (l)  Any default shall occur under the Collateral Account Agreement;
and

         (m) If for more than ten (10) days after notice from Lender, Borrower shall continue to be in default under any other term, covenant or condition of this Agreement.

         K. REMEDIES. If any Event of Default shall occur and be continuing, then, and in any such event, (a) if such event is an Event of Default specified in Section J(f) or (g) of this Agreement, the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes, the Mortgages, the other Loan Documents or the Collateral Account Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, the Lender may, by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes, the Mortgages, the other Loan Documents or the Collateral Account Agreement to be due and payable forthwith, whereupon the same shall the immediately become due and payable, (c) Borrower will pay, from the date of that Event of Default, interest on the unpaid principal balance of the Notes at the Default Rate and (d) Lender shall have the right to exercise any and all rights and remedies available at law and in equity. Except as expressly provided above in this Section K, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

         Lender, upon the occurrence of an Event of Default or in any action to foreclose the Mortgages or upon the actual or threatened waste to any part of Property, shall be entitled to the appointment of a receiver without notice and without regard to the value of such Property as security for the Debt, or the solvency or insolvency of any person liable for the payment of the Debt.

         L. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lender, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided at law, in equity or otherwise.

         M.   PAYMENT OF LENDER'S EXPENSES, INDEMNITY, ETC..  Borrower shall:

         (a) whether or not the transactions hereby contemplated are consummated, pay all out-of-pocket costs and expenses of the Lender in connection with the purchase of the Loans pursuant to this Agreement;

         (b) pay, and hold the Lender harmless from and against, any and all present and future stamp, excise and other similar taxes and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and


         (c) indemnify the Lender, its officers, directors, employees, representatives and agents and any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Lender (each an "INDEMNITEE") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, he actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Debt) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated under, or the execution, delivery or performance of, this Agreement, the Notes, the Mortgages, the other Loan Documents and the Collateral Account Agreement, (ii) the breach of any of the Borrower's, or the REIT's representations and warranties or of any of their respective agreements or obligations hereunder or under, the Notes, the Mortgages, the other Loan Documents and the Collateral Account Agreement, and (iii) the exercise by the Lender of its rights and remedies (including, without limitation, foreclosure) under this Agreement, the Notes, the Mortgages, the other Loan Documents and the Collateral Account Agreement, (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). Borrower's obligations under this subsection shall survive the termination of this Agreement and the payment of the Debt.

         N.   NOTICES.

         All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:         SL GREEN OPERATING PARTNERSHIP, L.P.
                        70 West 36th Street
                        New York, New York 10018
                        Attention: _________________
                        Facsimile No. ______________


With a copy to:         __________________________
                        __________________________
                        __________________________
                        Attention: _________________
                        Facsimile No. ______________

If to Lender:           Lehman Brothers Holdings Inc.
                        d/b/a Lehman Capital, a division of
                        Lehman Brothers Holdings Inc.
                        Three World Financial Center, 12th Floor
                        New York, New York  10285
                        Attention: Ms. Allyson Bailey
                        Telephone:  (212) 526-5849
                        Facsimile No. (212) 526-5484

with a copy to:         Hatfield Philips
                        Suite 2300 Marquis Two Tower
                        285 Peachtree Center Avenue
                        Atlanta, Georgia 30303
                        Attention: Mr. Greg Winchester
                        Telephone: (404) 420-5600
                        Facsimile: (404) 420-5610
or addressed as such party may from time to time designate by written notice to the other parties.

         Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

         For purposes of this Subsection, "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

         O.   THIS AGREEMENT.

              (i) Borrower shall promptly cause this Agreement to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice and fully to protect the lien of the Mortgages upon, and the interest of Lender in, the Properties. Borrower will pay all filing, registration and recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Agreement, and all Federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the filing, registration, recording, execution and delivery of this Agreement and Borrower shall hold harmless and indemnify Lender against any liability incurred by reason of the imposition of any tax on the issuance, making, filing, registration or recording of this Agreement, the Collateral Account Agreement or the Mortgages.

              (ii) Borrower shall, and shall cause each of its affiliates to, make, execute, or endorse, and acknowledge and deliver or file or cause the same to be done, all such notices, certificates and additional agreements, undertakings, conveyances, transfers, assignments or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with this Agreement, any of the Loan Documents or the Collateral Account Agreement or the obligations of Borrower or its affiliates hereunder or thereunder.

              (iii) Borrower represents, warrants and covenants that there are no offsets, counterclaims or defenses against the Debt, this Agreement, the Notes, the Mortgages or the other Loan Documents, or the Collateral Account Agreement that Borrower (and the undersigned representative of Borrower, if any) has full power, authority and legal right to execute this Agreement and to keep and observe all of the terms of this Agreement on Borrower's part to be observed or performed, and that this Agreement, the Notes, the Mortgages, the other Loan Documents, and the Collateral Account Agreement constitute valid and binding obligations of Borrower.

              (iv) Borrower represents and warrants that there is now due and owing on the Notes, Mortgages and the other Loan Documents the aggregate unpaid principal sum of $__________ or more particularly set forth in Exhibit C hereto;

              (v) Borrower hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of one or more of the Properties or the Collateral or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of any Mortgage on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to any Property subsequent to the date of the related Mortgage and on behalf of all persons to the extent permitted by applicable law.

              (vi) This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

              (vii) This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

              (viii) This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

              (ix) If any term, covenant or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

              (x) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

              (xi) Except as otherwise provided to the contrary herein, all defined terms shall have the meaning given to such terms in the above body of this Agreement and all references to the "Notes," the Mortgages, or any other Loan Document shall refer to the Notes, Mortgages and other Loan Documents as modified and amended pursuant to the provisions of this Agreement.

              (xii) Except as expressly modified pursuant to this Agreement, all of the terms, covenants and provisions of the Notes, the Mortgages and the other Loan Documents shall continue in full force and effect. In the event of any conflict or ambiguity between the terms, covenants and provisions of this Agreement and those of the Notes, the

Mortgages and the other Loan Document, the terms, covenants and provisions of this Agreement shall control.

         P.   WAIVER OF JURY TRIAL   EACH OF THE PARTIES TO THIS AGREEMENT
IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO THIS AGREEMENT, THE NOTES, THE MORTGAGES, THE OTHER LOAN DOCUMENTS AND THE COLLATERAL ACCOUNT AGREEMENT.



                            [NO FURTHER TEXT ON THIS PAGE]

         IN WITNESS WHEREOF, THIS AGREEMENT has been executed by Borrower on Lender the day and year first above written.

                                  SL GREEN OPERATING PARTNERSHIP, L.P., a
                                  Delaware limited partnership

                                  By:  SL GREEN REALTY CORP., a Maryland
                                       corporation


                                       By:  __________________________
                                            Name:
                                            Title:



                                  [NEW GREEN REALTY LLC]


                                  By:  ___________________________
                                       Name:
                                       Title:


                                  LEHMAN BROTHERS HOLDINGS INC., D/B/A LEHMAN
                                  CAPITAL, A DIVISION OF LEHMAN BROTHERS
                                  HOLDINGS INC., a Delaware corporation


                                  By:  ___________________________
                                       Name:
                                       Title:

                              EXHIBIT A-1 (Fee Premises)

                                (Description of Land)

         ALL of that certain lot, piece or parcel of land, with the buildings and improvements thereon, situate, lying and being

                           EXHIBIT A-2 (Leasehold Premises)

                                      EXHIBIT B

                                Notices and Mortgages

                             COLLATERAL ACCOUNT AGREEMENT


         COLLATERAL ACCOUNT AGREEMENT, dated as of August __, 1997, between S.L. GREEN OPERATING LIMITED PARTNERSHIP, (the "Partnership") [NEW GREEN REALTY LLC,] (the "LLC," together with the Partnership, the "BORROWER"), S.L. GREEN REALTY CORP. (the "REIT") and LEHMAN BROTHERS HOLDINGS INC., D/B/A LEHMAN CAPITAL, a division of LEHMAN BROTHERS HOLDINGS INC. (the "LENDER") under the Loan Agreement, dated as of the date hereof, (as amended, restated, supplemented, modified or extended from time to time, the "LOAN AGREEMENT"), between the Borrower (the "REIT") and the Lender.

                                 W I T N E S S E T H:

         WHEREAS, pursuant to the Loan Agreement, the Lender has agreed to purchase Loans (as more fully described in the Loan Agreement) which encumber the Properties (as defined in the Loan Agreement) owned by the Borrower upon the terms and subject to the conditions set forth therein; and

         WHEREAS, it is a condition precedent to the obligation of the Lender to purchase the Loans that the Borrower shall have executed and delivered this Collateral Account Agreement;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower hereby agrees with the Lender, as follows:

         SECTION 1.     DEFINED TERMS.

         (a) Capitalized terms used but not defined herein shall have the meanings provided in the Loan Agreement.

         (b)  The following terms shall have the following meanings:

              "AGREEMENT": shall mean this Collateral Account Agreement, as the same may be amended, restated, supplemented, modified or extended from time to time.

              "CODE": shall mean the Uniform Commercial Code from time to time in effect in the State of New York.

              "COLLATERAL": shall mean:

              (a)  the Collateral Account;

              (b) all cash, instruments, securities and funds deposited from time to time in the Collateral Account;

              (c) all investments of funds in the Collateral Account and all instruments and securities evidencing such investments;

              (d) all interest, dividends, cash, instruments, securities and other property received in respect of, or as proceeds of, or in substitution or exchange for, any of the foregoing;

              (e)  all proceeds and products of the foregoing.

              "SECURED OBLIGATIONS": shall mean and include the principal of the Loans, all interest and fees payable on or in respect of the Loans (including interest accruing after the commencement of any action under any applicable bankruptcy or other similar law) and any other amounts that the Borrower may now or hereafter be liable or obligated for in connection with the Loans, including, without limitation, any costs and expenses that the Lender may incur in connection with the collection of such amounts or any enforcement of its rights and remedies hereunder or under the Loan Agreement, the Notes, the Mortgages, or the other Loan Documents (including the reasonable fees and disbursements of any attorneys).

              "COLLATERAL ACCOUNT": shall mean account no.
    established at the office of the Lender at                            and
    designated "                  ."

         (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         SECTION 2. GRANT OF SECURITY INTEREST. As security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, the Borrower hereby transfers and assigns to the Lender, and grants to the Lender, a first, exclusive security interest in and lien on, all of the Borrower's right, title and interest in and to the Collateral.

         SECTION 3.     MAINTENANCE OF THE COLLATERAL ACCOUNT.

         (a) The Collateral Account shall be maintained until the Secured Obligations have been paid in full. If the market value of United States Treasury securities in which the Collateral is invested is, at any time, less than the outstanding principal balance of the Loan, the Borrower shall, within one (1) Business Day after a request by the Lender, deposit additional cash into the Collateral Account in an amount equal to the difference between the market value of the United States Treasury securities and the outstanding principal balance of the Loan.

         (b) The Collateral Account and all of the other Collateral shall be subject to the exclusive dominion and control of the Lender, which shall hold the Collateral and administer the Collateral Account subject to the terms and conditions of this Agreement and the Loan Agreement. The Borrower shall have no right of withdrawal from the Collateral Account nor any other right or power with respect to the Collateral, except as expressly provided herein.

         SECTION 4. REPRESENTATION AND WARRANTY. The Borrower represents and warrants to the Lender that (i) this Agreement creates in favor of the Lender an exclusive, perfected, first priority security interest in the Collateral; and (ii) this Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

         SECTION 5. COVENANTS. The Borrower covenants and agrees with the Lender that:

         (a) The Borrower will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or
(ii) create, incur or permit to exist any lien, right of set-off or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interest created by this Agreement.

         (b) The Borrower will maintain the security interest created by this Agreement as an exclusive, first, perfected security interest in favor of the Lender and defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Lender may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of Financing Statements under the Uniform Commercial Code.

         SECTION 6.     APPLICATION AND INVESTMENT OF COLLATERAL.

         (a)  On the date hereof, Borrower shall deposit the sum of
$_____________
in the Collateral Account, and such sum shall be invested in United States Treasury securities having a term approximately equal to the term of the Loan. Borrower shall make additional deposits as may be required pursuant to Section
3(a) of  this Agreement.   All investments shall be made in the name of the
Lender or a nominee of the Lender and in a manner, determined by the Lender, in its sole discretion, that preserves the Lender's exclusive, perfected, first priority security interest in such investments. The Lender shall use reasonable care in the custody and safekeeping of any such investments.

         (b) The Lender shall have no responsibility to the Borrower for any loss or liability arising in respect of any investments of the Collateral (including, without limitation, as a result of the liquidation thereof), except, to the extent that such loss or liability arises from the Lender's gross negligence or willful misconduct.

         (c) The Borrower will pay or reimburse the Lender for any and all costs, expenses and liabilities of the Lender incurred in connection with this Agreement, the maintenance and operation of the Collateral Account and the investment of the Collateral, including, without limitation, any investment, brokerage or placement commissions and fees incurred by the Lender in connection with the investment or reinvestment of Collateral, and any investment charges or other fees of the Lender in connection with maintenance of the Collateral Account and any loss or expense incurred by Lender in connection with the liquidation of any investment or reinvestment of the Collateral, including any decline in the market value of the Collateral. All such costs, expenses, charges and fees shall constitute Secured Obligations.

         SECTION 7. RELEASE OF COLLATERAL. On the date on which the Secured Obligations shall have been paid in full, the Lender shall release to the Borrower or such other Person as the Borrower may instruct all cash and investments then held by the Lender in the Collateral Account, PROVIDED that if at the time such Collateral is to be released there are any United States Treasury securities comprising any part of the Collateral, the Lender, in its discretion, may elect to purchase such securities from the Borrower at a price equal to the price at which the Lender purchased such securities on the Borrower's behalf. If the Lender elects to purchase such securities, it shall deliver to the Borrower (or such other Person as the Borrower may direct) in lieu of such securities, cash in an amount equal to the purchase price thereof less any applicable fees or other amounts payable by the Borrower pursuant to
Section 6(c) of this Agreement.

         SECTION 8.     REMEDIES.

         (a) The Lender may at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice of any kind, except for notices required law which may not be waived, apply any of the Collateral after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Lender, to the payment in whole or in part of the Secured

Obligations, in such order as the Lender in its sole discretion may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Lender account for the surplus, if any, to the Borrower. In addition to the rights, powers and remedies granted to it under this Agreement and in any other agreement securing, evidencing or relating to the Secured Obligations, the Lender shall have all the rights, powers and remedies available at law, including, without limitation, the rights and remedies of a secured party under the Code. To the extent permitted by law, the Borrower waives presentment, demand, protest and all notices of any kind and all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder.

         (b) The Borrower and the REIT shall remain liable for any deficiency if the proceeds of any sale or other, disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

         SECTION 9.     LENDER'S APPOINTMENT AS ATTORNEY-IN-FACT.

         (a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent of the Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in the Lender's own name, from time to time in the Lender's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer.

         (b) The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph 9(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Secured Obligations have been paid in full.

         SECTION 10. DUTY OF LENDER. The Lender's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to comply with the specific duties and responsibilities set forth in Section 6(a). The powers conferred on the Lender in this Agreement are solely for the protection of the Lender's interests in the Collateral and do not impose any duty upon the Lender to exercise any such powers. Neither the Lender nor its officers, employees or agents shall be liable for any action lawfully taken or omitted to be taken by any of them under or in connection with the Collateral or this Agreement, except for its or their gross negligence or willful misconduct.

         SECTION 11. EXECUTION OF FINANCIAL STATEMENTS. The Borrower authorizes the Lender to file financing statements with respect to the Collateral without the signature of the Borrower in such form and in such filing offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

         SECTION 12.  MISCELLANEOUS.

         (a) All notices, requests and demands shall be made in writing in accordance with Section N of the Loan Agreement.

         (b) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Borrower and the Lender.

         (c) The Lender shall not by any act (except by a written instrument pursuant to paragraph 13(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion.

         (d) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

         (e) The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         (f) This Agreement shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of the Lender and its successors and assigns.

         (g) This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Collateral Account Agreement to be duly executed and delivered as of the date first above written.

                                  [NEW GREEN REALTY LLC]

                                  By:  S.L. Green Realty Corp.
                                       its sole member


                                  By:  ______________________________
                                       Name:
                                       Title:

                                  S.L. GREEN OPERATING LIMITED PARTNERSHIP

                                  By:  S.L. Green Realty Corp.
                                       its general partner


                                  By:  ______________________________
                                       Name:
                                       Title:

                                  S.L. GREEN REALTY CORP.

                                  By:  ______________________________
                                       Name:
                                       Title:

                                  LEHMAN BROTHERS HOLDINGS INC. D/B/A LEHMAN
                                  CAPITAL, a division of LEHMAN BROTHERS
                                  HOLDINGS INC.


                                  By:  ______________________________
                                       Name:
                                       Title: